Exhibit (n)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 8, 2013 with respect to the consolidated financial statements and financial highlights and Schedule 12-14 of Main Street Capital Corporation for the year ended December 31, 2012 contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the captions “Selected Financial Data” and “Independent Registered Public Accounting Firm.”

/s/ GRANT THORNTON LLP

Houston, Texas

March 26, 2013